Exhibit 10.1

[Translation]

CONTRACT

1.	GENERAL CONDITIONS:

1.1	This material supply contract is in accordance with decree 2745/98 of August 24, 1998 and ruled by the Materials Supply Conditions (CFM)—2005 revised on November 2, 2011, complemented by the notes of this Contract.

1.2	All stages of this supply – contract critical analysis, fabrication, delivery and technical assistance – must be performed in accordance with Norm ISO 9001.

1.3	Petrobras will deem the contract as accepted by the supplier whenever such, within a term of 10 (ten) days of the availability date of this contract by Petrobras, does not communicate in writing disagreement with its clauses.

1.4	The below listed documents are an integral part of this Contract: PROPOSAL #PPH-1123 Rev. SR: Quotation request CFC8.002/11; Circular letters and annexes; Minutes and e-mails regarding the negotiation; Sheet “TYPE OF INSPECTION_GLOBAL 2011_2S-01-2012 REV l.xls”; Sheet “Contract summary 4S0036880S”.

1.5	Upon eventual discrepancies between the supplier proposal conditions and the “CFM-200S revision 2 of Nov/2011,” the conditions of “CFM-2D0S revised on Nov 2/2011” prevail.

1.6	All of the documents (letters, e-mails, fax, collection bills, invoices etc.) must contain the contract/order numbers(ZRCT)/item/purchase order. Petrobras may use, at its own discretion, second or third parties with whom it maintains confidentiality to carry out technical analysis of the project and fabrication, verified, audit, etc, as to what regards projects and contracts.

1.7	Upon the material presenting divergence in relation to the “Order,” specification, damage, absence, excess and documentation, Petrobras will notify the supplier and will make available such materials for removal.

1.8	We inform there will be no entry authorization at Petrobras installations for materials whose CLM’s are not annexed to the collection bills, as specified in the Purchase Orders. Thus the deliveries that do not meet the above-referred conditions must be returned to the original installations, for adequacy of the delivery conditions to contractual demands. Transportation costs, for return as well as the new shipment, are an exclusive responsibility of the goods’ supplier. This clause does not apply to items released by inspection.

1.9	Petrobras reserves the right to halt invoice payments, whose materials are object of non-compliance in relation to the description of the material or clauses of the respective “Order.”

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1.10	Upon spare parts supplies, the supplier will be responsible for same, with the respective PN (part number).

1.11	All spare parts referred in this Contract refer to the spare parts of installation.

1.12	All materials/equipment must be guaranteed against raw-material and fabrication defect for a period of 12 (twelve) months of operation or 18 (eighteen) months after supply, prevailing the event that happens first. Defects or project tasks, fabrication, inputs and labor, must be corrected according to item 10 of the CFM 2005, free of burden to Petrobras.

1.13	All expenses resulting from the supply or installation of new parts or accessories under Guarantee (according to item 10 of the CFM 2005), inclusive the transport to the delivery location, when necessary, will be incurred by the supplier.

1.14	The term of this contract will be of 1,440 days, with permission for extension for an equal term agreed-upon.

1.15	Effective purchase commitment: 80% (eighty percent) of the total contract value.

1.16	The manufacturing capacity of this contract is based on the statement omitted by the contractor dated July 15, 2011, rectified by e-mail of March 29, 2012, and is an integral part of this Contract.

1.17	The subsea wellhead systems (SCPS) object of this contract are described as follows:

(a)	16 3/4” x 15’ x 10 Ksi including tools = 50 SCPS (of items 20 to 610)

(b)	16 3/4” x l6 5/8” x l0 Ksi including tools = 20 SCPS (of items 620 to 1740)

(c)	16 3/4” x l6 5/8” x l5 Ksi including tools = 16 SCPS (of items 1750 to 2580)

(d)	18 3/4” x l6 5/8 x 20 x l0 Ksi including tools = 50 SCPS (of items 2590 to 3500)

(e)	18 3/4” x l8 5/8” x 20-x Ksi including tools = 53 SCPS (of items 3510 to 5020)

(f)	18 3/4” x l8 5/8” x 22” x 15 Ksi Full Bore including tools = 40 SCPS (of items 5030 to 6760)

2.	IDENTIFICATION OF VOLUMES FOR THE CONTRACT

2.1	The supplier must provide the material packaged and identified, indicating the following on the package:

—Order number:

—Addressee of the material:

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—Product name:

3.	TECHNICAL DOCUMENTATION FOR THE CONTRACT

3.1	The terms for presentation of the project drawings for approval by Petrobras are those reported in Sheet “Contract summary 4600368806” annexed to this contract, counted as of the order issuance date. The items of this contract that will require presentation of the project drawings for Petrobras approval are identified in this document, which also identifies the items for which such drawing presentation will be necessary. All project drawings, whether presented or not for Petrobras approval, will be inserted into the manual of the respective wellhead system.

3.2	The technical documents’ approval term or presentation of the comments by Petrobras/designer will be 30 (thirty) straight days as of the reception date.

3.3	In the event the technical documents are released with comments, the supplier must revise such and re-present them within the maximum term of 30 days after presentation of the comments.

3.3.1	The drawings must be approved by Petrobras, limited to a maximum of three presentations (AO) by the contractor.

3.4	The technical documentation in accordance with the requirements in the KM must be directly forwarded to the E&P-CPM/CMP-SPO/SP/CAEI’, and with which the technical aspects involved are regarded. Copy of the forwarding document must be sent to the contract manager: PETROBRAS/EKP-SERV/US-CONT/CKP/CKXC Name: Ricardo Bethlem Monteiro E-MAIL: ricardo.bethlem@petrobras.com.br TELEPHONE: (21) 2144-1044

4.	TAXES

4.1	The information on taxes inserted in this CONTRACT originate from the supplier’s statements, assuming total responsibility for such, inclusive for eventual burdens resulting from the stated information.

4.2	PETROBRAS/E&P-SERV/US-CONT/CMP/CMIC is not responsible for delay in invoice payments, in the event of errors in information regarding rates, by the supplier. Upon changes in legislation granting incentives with retroactive date, the supplier must return to Petrobras such amounts paid, regarding IPI, ICMS, PIS/PASEP, COFINS or any others, as called for in legislation, allowing discount of credits that must be returned, at the prices of the items of this order includes PIS/COFINS at a rate of 9.25%.

5.	CONTRACT SCHEDULE

5.1	In up to 30 days after the issuance date of the contract, the supplier must present to the contract manager the below listed documentation for approval:

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(a)	letter presenting the manager/leader of the contract, indicating those responsible for coordination of the engagement area.

(b)	The order execution schedule (“benchmark schedule”), containing the main events of supply, such as project, input procurement, fabrication stages, inspection, transport plan, etc, for analysis and eventual comments by Petrobras. Any later alterations must be presented immediately, in the manner of revision, in compliance with the same previous procedure.

(c)	“S” curve of physical advance for supply in accordance with the above-referred schedule, where the line of orders must contemplate the realization percentage or of abscissas of months regarding the contractual term.

6	RESTATEMENT

6.1	The equipment supply prices will be readjusted in accordance with the following formula, with its application being suspended for a period of 1 (one) year as of the base date or shorter period, in the event legislation authorizes reduction of such period:

6.1.1	The prices must be quoted in R$ and restatement will be in accordance with the calculation formula set out below, following a period of 12 months in relation to the base date:

Restatement factor = {[(ABDIB/ABDIB) x 0,45] + [(col 30/col 30”) x 0,25 + VPI) whereas; VPI = VPOFF—VCHRE + VMPI vpoff i 0,12 x d/d» x kppi/ppi”] x 0,8 * [crospi/crdspi0] x 0,21] vchre = 0,10 X d/d» X [[ppi/ppi») X 0,60— (crdspi/crdspi”) x 0,4)] vmpi = 0,06 x d/d” x [cruspi/crdspi”) whereas: vpoff = variation of prices for pack-offs and sealing elements procured overseas. vchre = variation of prices for casing hangers with special threads procured overseas. vmpi = variation of prices for imported inputs. abdib = mechanical machinery with burdens, regarding the event date. abdib = mechanical machinery with burdens, regarding the base-date. col. 30 = series 1006823 – basic metallurgy of fgv, regarding the event date. col. 30a = series 1006823 – basic metallurgy of fgv, regarding the base-date d = PTAX BAcen dollar rate, regarding the event date. d = PTAX BAcen dollar rate, regarding the base-date. ppl = MO index of industry for mining and oil equipment In the USA, regarding the event date. ppl = MO index of industry for mining and oil equipment in the USA, regarding the base-date.—ppi: producer price index for mining and oil & gas field machinery manufacturing”—code: pcu33313-33313 (source: Bureau of Labor Statistics, quote: www.bls.gov/ppl/lldata) cruspi = steel price index, regarding the event date. cruspi” = steel price index, regarding the base-date.

7.	INVOICING/PAYMENT

7.1	All provisions for shipping and transport of the materials of this contract are full responsibility of the supplier.

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7.2	The supplier is responsible for the follow-up of invoice payments within the agreed terms. Upon identification of outstanding payments, the supplier must contact the contract manager via fax or e-mail.

7.3	For payment processing purposes all such documents listed below must be annexed to the invoices:

7.4 (a) in the event of shipment for industrialization, sale for future delivery or additional invoices, deliver letter with the first copy of the invoice.

(b)	Additional invoices corresponding to amounts already paid against receipt (upon anticipation), evidencing of compliance of the event to which final payment is conditioned (technical documentation, manuals, etc.), if applicable.

7.5	The following documents must be presented to the contract manager for purposes of payment regarding anticipation:

—anticipation collection documents;

—copy of event realization evidence document to which payment is conditioned.

7.6	Payment of the anticipation will only be carried out 30 (thirty) days after presentation of the collection documents.

7.7	The anticipation collection document must be presented to the payment entity at Petrobras, indicated in the purchase order together with copy of the event realization evidence document to which payment is conditioned.

7.8	Collection bills, invoices, receipts or event compliance evidencing documents must indicate the purchase order number, corresponding items or bank data and must refer to a single order, under penalty of return or recount of the payment term. The supplier must forward the invoices or receipts directly to the address set out below, which must compulsorily indicate the following: Bank name; agency name and code; payment venue; current account number; Address for forwarding of payment documentation: Petróleo Brasileiro S/A.—E&P-SERV/US-CONT/CMP Av. Chile,330—19» andar—centro cep: 20.031-170—Rio de Janeiro—RJ—Brazil

7.9	We inform that, for ICMS collection purposes, the invoices must be issued as follows: In the “recipient” field of the invoice, the below listed Petrobras entity: Petróleo Brasileiro S.A.—Petrobras Rod. Amaral Peixoto, 11.000—cep 27925-290—Imboassica—Macaé/RJ CGC: 33.000.167/1055-58 ie: 80.933.460 Material delivery site: PETROBRAS/E*P-SERV/US-TA/ARM-reception: Rod. Amaral Peixoto, 11.000—cep 27925-290—Imboassica—Macaé/RJ CGC: 33.000.167/1055-58 ie: 80,933.360

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7.10	For payment purposes, Petrobras will consider such bank data reported in the invoice, even if same are in disagreement with the information set out in our records. The supplier is fully responsible for referred information.

7.11	The absence of any documents requested or omission of those specified, will impede continuation of the payment process, and Petrobras may at its own opinion, return all the documentation for new presentation, with new start of the stipulated payment term.

7.12	No financial compensation is due by Petrobras for the payment term.

8	PAYMENT CONDITION

(a)	20% (twenty percent) of the items installment value, free of taxes, of the Purchase Order regarding this Contract will be paid 30 (thirty) days after correct presentation of the invoice documentation with confirmation of approval by the contract manager regarding compliance with the following events set out below: -Evidence of procurement of all materials set-out below regarding referred SCPS:

1)	Consumables:—Forged Body

2)	Linings:—Rod lining;—Casing forging.

3)	Imported items:—CVU, CVE

4)	Test base:—Structure (pod pipes or plates >= 2” thickness)

(b)	10% (ten percent) of the item’s installment value, free of taxes, of the Purchase Order regarding this Contract will be paid 30 (thirty) days after correct presentation of the invoicing documentation with confirmation of approval by the contract manager, regarding compliance with the following events set out below:—Evidence of reception of the inputs referred in item “(o)”, regarding referred SCPS.

(c)	Contractual balance (70% remaining) of the delivered material value will be paid 30 (thirty) days after correct presentation of the collection documentation, entailed to delivery of such material, inclusive all technical documentation required.

8.1	The supplier’s payment order will be presented to Petrobras in writing and must be accompanied by an invoice or receipt describing, as applicable, events complied with, goods delivered or services performed or through lading documents in accordance with Part 14 of the Materials Supply Conditions after compliance with the remaining obligations established in the contract/ZRCT order.

8.2	Release of the payment in the conditions referred in points a) and b) of this item 8 are conditioned to registration of this contract and its Respective orders by the contractor, in the PROGREDIR program.

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8.3	Upon evidencing contractor delays in excess of 180 days for goods set out in the orders regarding this contract Petrobras may, at its own opinion, recover such anticipations paid to the contractor, without prejudice of the other contractual clauses.

9.	LOCAL CONTENT CERTIFICATE

9.1	Local content (LC) minimum to be met by supplier (Contractor) for one contract-year; -50% of the LC per SCPS, for purchase orders issued during the first contract-year; -60% of the LC per SCPS, for purchase orders issued during the second contract-year; -70% of the LC per SCPS, for purchase orders issued during the third contract-year; -70% of the LC per SCPS, for purchase orders issued during the fourth contract-year;

9.2	The supplier must deliver the local content certificates to Petrobras with records of local content percentage of goods delivered in each invoice. The certificate validity must be in compliance with resolution 36 from ANP of 11.13.2007.

9.3	The supplier bears a maximum term of 60 (sixty) straight days after delivery of referred good for presentation of the Local Content Certificate to Petrobras’s contract manager.

9.4	The supplier is responsible for contracting a certification society accredited by ANP. Identification of the accredited certification societies must be carried out at ANP’s site at: (vniw.anp.gov.br).

9.5	The method set out in Annex III of Resolution ANP 35 of 11/13/07 must be adopted for measurement and evidencing of the Local content percentage reported to Petrobras through the certificate.

9.6	The goods supplier will provide the local content certification for its products through the certification societies accredited by ANP and will make available to referred societies all the information needed for gauging and evidencing of the local content, if needed, at ANP.

9.7	The supplier will be solely responsible for the veracity and reliability of such information presented to Petrobras, ANP and the certification societies accredited by ANP that were contracted to establish the local content level regarding the supplied good.

9.8	Upon Petrobras being assessed by ANP for non-compliance with the local content commitment, once the percentage of local content set out in the Local Content Certificates delivered by the supplier (Contractor) being not true or incorrect due to faulty information rendered by the supplier (contractor), the certification societies, Petrobras or ANP, the supplier (contractor) will be solely responsible for payment, to Petrobras, of the difference amount between the local content percentage of the good (service performance) effectively calculated and the faulty percentage reported in such certificate delivered by the supplier (contractor) to Petrobras.

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9.9	There will be withholding of 3% of the item purchase order regarding delivery of the local content certificate.

9.9.1	The term of 30 days for payment of the withholding starts as of approval of the withholding release by the contract manager.

9.10	Assessment for non-compliance with the Contracted Minimum Percentage:

9.10.1	Upon the percentage of local content not realized (NR%) being below 55% of the minimum local content value to be met by the supplier (contractor), the penalty (M%) will be of 60% on the value of local content not realized, according to the following formula: If 0 < NR(%) < 55% M(%) = 50(%)

9.10.2	Upon the percentage of local content not realized (NR%) being equal or in excess of 55% of the minimum local content value to be met by the supplier (contractor) the penalty will be increscent starting at 50% and reaching 100% of the minimum local content value to be met by the supplier (contractor), in the event the percentage of local content not realized is 100%, according to the following formula: If NR(%) >= 55% M(%) =1,113 NR(%) -14,285

9.10.3	Collection will be through collection bill to be discounted from any supplier (contractor) invoice at Petrobras.

10	PENALTY AND CANCELLATION

10.1	Upon non-compliance with the delivery term the supplier is subject to assessment of such fine called for in clauses 15.1 to 15.7 of the “CFM—Material Supply Conditions 2005 revision 2 of November 2011”, in the amount of 0.10% (ten percentage one hundredths) daily, of the price of such material object of non-compliance, limited to 10% (ten percent) of the total order value regarding the Contract. 10.2. In addition to the fine, negative points will be recorded at the SGF (Suppliers Management System) which may imply restrictions to future consultation.

10.3	The penalty will be incident of the installment of the outstanding item.

11	CONTRACT CANCELLATION OR ORDER WITH REFERENCE TO THE CONTRACT (ORDER ZRCT).

11.1	Petrobras may, without prejudice to the other contractual penalties, rescind the contract or ZRCT Order according to the reasons foreseen in CFM/2005.

11.2	Upon cancellation for reasons attributable to the supplier, same will be subject to fine assessment as called for in item15.5 of the CFM. 11.3. The cancellation fine will be assessed on the contract or ZRCT Order total value, represented by 0.10% (ten percentage one hundredths) daily. The period to be considered upon calculation of the fine amount will be such comprised between the Contract or ZRCT Order issuance date and formalization of the rescission (CANCELLATION).”

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12	DELIVERY CONDITIONS

12.1	Delivery in installments regarding materials procured regarding this contract will be allowed as long as authorized by the contract manager.

12.2	Anticipated delivery regarding materials procured in the Orders regarding this contract will be allowed as long as authorized by the contract manager.

12.3	Delivery of the materials will be from Monday through Friday from 7 am to 8 pm.

13	DELIVERY TERM

13.1	Terms count as of the date Petrobras makes available the Order regarding the contract for delivery.—New items: 14 months (consumables) = 420 days and 17 months (tools) = 510 days: The new items delivery term will only count as of final approval of the project by Petrobras. The project manager must review the original delivery dates for procurement orders so that the revised delivery dates reflect the above-referred terms, counted as of the date of final approval for each item. Upon contractor non-compliance with the agreed-upon terms for presentation of the projects the exceeded days will be discounted from the delivery terms of the items (minutes of the meeting on 09/30/2011). Items already previously supplied: 10 months (consumables) = 300 days and 12 months (tools) = 360 days; There will be no need of presenting drawing for technical approval from Petrobras as to what regards these items. Items in inconel: 20 months = 600 days.

13.2	Detailing of the terms per items are listed in sheet “contract summary 4600368806” annexed to this contract. Such terms must be listed upon issuance of the procurement orders.

14	CONTRACT INSPECTION

14.1	The inspection called for the materials procured for this contract will be in accordance with the following and must be performed in accordance with the minimum fabrication inspection activities chart, and according to the type of inspection defined in the sheet annexed to this contract.

14.2	INSPECTION “B” (for new items not previously supplied) – According to the items of sheet “TYPE OF INSPECTION_GL0BAL 2011_26-01-2012 REV l.xls” annexed to this contract. 14.2.1. Application of INSPECTION “B” for new test bases (changes) or 1st supply.

14.3	INSPECTION “A” (for items already previously supplied) – Items ordered or already supplied previously in accordance with the items of sheet “TYPE OF INSPECTION GLOBAL 20U_26-01-2012 REV l.xls” annexed to this contract.

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14.4	Inspection “L” (Released from inspection – for test bases already previously supplied) – Items ordered or already supplied previously, in compliance with the items of sheet “TYPE OF INSPECTION_GLOBAL 20ll_26-01-2012 REV l.xls” annexed to this contract.

14.5	To identify the items not supplied previously (new) or for those already supplied, there will be consideration of the information contained in sheet – TYPE OF INSPECTION_GLOBAL 2011_26-01-2012 REV l.xls” annexed to this contract.

14.6	Supplier correspondence requesting the inspection must be forwarded directly to the inspection entity designated in the order with copy to the contract manager.

14.7	The inspection will be responsibility of: PETRÓLEO BRASILEIRO S/A—MATERIAIS/CDBS/IF av. ALMIRANTE BARROSO, 81 27º ANDAR RIO DE JANEIRO—CEP: 20030-003 TEL: (21) 3229-1899—FAX: (21) 3229-1837 E-MAIL: inspecaomateriois@petrobras.com.br

14.8	The supplier must forward to the inspection entity or inspection company appointed in the order, with copy to the contract manager, of the Inspection and Tests Plan (PIT—Standard) for approval (inspection type—B”) within a term of up to 30 (thirty) straight days after issuance of the final set/good for fabrication, the inspection entity or inspection company will bear the same term to issue a pronouncement. The supplier must make available for consultation or forward, when requested by the inspection entity, all technical documentation set out in the referred Inspection and Tests Plan (PIT).

14.9	The supplier must inform to the inspection entity or to the inspection company designated, with copy to the contract manager, with minimum anticipation of 05 (five) business days, according to item 7.2 of the CFM PETROBRAS/2005, that the material is available for inspection.

14.10	For suppliers with fabrication installations overseas, the communication must be to the inspection entity with copy to the contact manager, with minimum anticipation of 10 (ten) business days according to item 7.2.1 of the CFM PETROBRAS/2005, that the material is available for inspection.

14.11	Start of the inspection must be within 5 (five) business days according to item 7.2 of the CFM PETROBRAS/2005 or upon overseas supplier 10 (ten) business days according to item 7.2.1 of the CFM PETROBRAS/2005 counted as of the date in which the material is available for inspection.

14.12	Upon the supplier being a retailer or distributor the inspection must be performed by an independent inspection entity contracted by same and previously accepted by Petrobras for execution for the services directly at the original manufacturer of the material according to item 7.2.2 of the CFM PETROERAS/2005. The national inspectors must be qualified at ENGINEERING/SL/SEQUI in Fabrication Inspection and international inspectors must be qualified by entities nationally acknowledged in the country where the material is fabricated in accordance with the requirements of norm EN 45013 (in this case, previous approval from Petrobras is required).

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14.13	Petrobras, through the inspection entity designated to follow-up on the process may formally request from the retailer or distributor presentation of the inspection and tests plan (PIT) and/or test procedures defined in the contact to designate the events to be performed by the contracted inspection company according to item 7.2.2.1 of the CFM PETROBRAS/2005.

14.14	The inspection site must be informed upon the summons, containing the full address of the manufacturer and/or supplier, telephone, fax and e-mail. The manufacturer’s contact person name and must be provided jointly with contact means (telephones, e-mail, etc).

14.15	The inspection may be performed at the supplier’s installations. The inspector must receive, free of charge for Petrobras, all technical assistance needed including access to contractual documentation, including drawings, production data and records, certificates and quality reports, according to item 7.3 of the CFM PETROBRAS/2005.

14.16	The material must be accompanied of the Material release Communication and CLK, containing at least the material certificates, quality records and reports issued. Copies of referred documents must be forwarded to the requesting entity. DELIVERED MATERIAL IS SUBJECT TO RECEPTION INSPECTION BY PETROBRAS.

14.16.1	The data book must be delivered in up to 30 (thirty) straight days counted as of reception of the equipment/tools.

14.17	Upon any item inspected or subjected to test not meeting the Material Requirements, Applicable Norms, or Contractual Inspection Requirements Petrobras may reject same and the supplier must replace such rejected item or carry out all changes needed to meet referred demands, free of charge to Petrobras, with the item once again being subjected to inspection and test according to item 7.5 of the CFM PETROBRAS/2005.

14.18	Upon partial or total rejection of the material of this order there will be issuance of the Material Rejection Communication (CRM) by the inspection entity or inspection company designated in the order. Upon need of new inspection as a result of previous CRM issuance the supplier will compensate Petrobras for such inspector attendance costs for its representatives at its installations, including eventual shuttle and accommodation costs according to item 7.3.2 of the CFM PETROBRAS/2005.

15	CONTRACT ADDRESSES

INVOICE PRESENTATION AND PAYMENT LOCATION PETROBRAS S.A. PETROBRAS/E&P-SERV-US-CONT/CMP/CMIC AVENIDA REPÚBLICA DO CHILE, 330 – 19º ANDAR CENTRO—RIO DE JANEIRO—RJ CEP: 20.031-170

16	CONTRACTUAL ALTERATION

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16.1	Petrobras/designer comments that the supplier deems to imply changes in the order scope, resulting in extension of the supply term and/or price increases must be notified to Petrobras. Thus the manufacturer must forward to the Contract manager two copies of the “Contractual Changes Order—P.A.C.” within a maximum term of 30 (thirty) straight days, after the request for scope alteration.

16.2	Incorporation of the comments may only be carried out by the supplier after approval from the contract manager, which will take place within a maximum term of 30 (thirty) straight days after presentation of the “P.A.C.”. The comments not communicated within the established term of 30 (thirty) straight days may not, under any circumstance, be object of future claim by the supplier for increase of the term and/or price.

17	PACKAGING

17.1	The product must arrived duly packaged/preserved so as to ensure the characteristics of same, foreseeing storage for 12 months indoors, although in aggressive atmosphere.

18	OVERALL NOTES

18.1	The contractor is obligated to not use, in all activities related to execution of this instrument, child labor, according to the terms of incise xxxiii of article 7 of the Republic’s Constitution, as well as demand that referred action is adopted in contacts entered into with the suppliers of their inputs and/or service performers, under penalty of contract rescission.

18.2	The contractor is obligated, whenever requested by Petrobras, to issue a written statement that it is compliant or in compliance with such demand contained in the previous item.

18.3	Item 010 of this contract refers only to the quantity of total of systems to be supplied. Diligence By: UPK2 Restatement; Materials with restatement TOTAL CONTRACT VALUE—2.002.873.797,32 (TWO BILLION TWO MILLION EIGHT HUNDRED SEVENTY THREE THOUSAND SEVEN HUNDRED NINETY SEVEN REAIS AND THIRTY TWO CENTS)

PETRÓLEO BRASILEIRO S.A.

By:	/s/ Eduardo Antonio de Souza
Name:	Eduardo Antonio de Souza

By:	/s/ Felipe Fernandes Moreno
Name:	Felipe Fernandes Moreno

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DRIL-QUIP, DO BRASIL LTDA

By:	/s/ Corbiniano Fonseca Neto
Name:	Corbiniano Fonseca Neto

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[Translation]

PETRÓLEO BRASILEIRO S.A.

PETROBRAS

CONDITIONS OF MATERIAL SUPPLY

CFM

PETROBRAS

CFM—2005

SUMMARY

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Part 1—PURPOSE

1.1 To set forth the conditions that regulate the supply of Properties and Services Related to Petrobras.

1.2 Whenever necessary, the CONTRACT may contain clauses different from those Conditions, provided that it is previously defined in the instrument of notice.

1.2.1 Whenever there is a divergence between a contractual clause and its annexes, the CONTRACT shall prevail.

Part 2—DEFINITIONS

2.1 For simplifying purposes, the following definitions shall be adopted in these Conditions and all other contractual documents:

2.1.1 Petrobras means the company of the PETROLEO BRASILEIRO S.A. group purchasing the Property and Services related to this CONTRACT.

2.1.2 Requesting Unit means the Petrobras’ Unit that requested the purchase of the Property.

2.1.3 Receiving Unit means the Petrobras’ Unit that shall receive the purchased Property.

2.1.4 SUPPLIER means the company that shall directly supply to Petrobras the Property and the Related Service in accordance with the CONTRACT.

2.1.5 CONTRACT means the instrument of agreement entered into between PETROBRAS and the SUPPLIER, including all the documents and respective annexes attached thereto or therein mentioned.

2.1.6 Property means every system, equipment or any material that the SUPPLIER is committed to deliver to Petrobras in accordance with the CONTRACT.

2.1.7 Related Service means the supplementary service to the Property supply, such as: installation, packing, technical assistance, training and/or any other SUPPLIER’S obligation in accordance with the CONTRACT.

2.1.8 Inspecting Body means Petrobras’ Unit or a company contracted by it in order to perform the manufacturing inspection and to follow the Property’s acceptance tests, as well as the Related Services, in accordance with the CONTRACT.

2.1.9 Inspector means the physical person or the corporate body appointed by Petrobras to perform the manufacturing inspection and to follow the Property’s acceptance tests, as well as the related services in accordance with the CONTRACT.

2.1.10 Contractual Amount means the amount to be paid to the SUPPLIER in accordance with the CONTRACT for total compliance with its contractual obligations.

2.1.11 Contract Manager means the person appointed by Petrobras to perform the activities of follow up of the Parties’ contractual obligations.

2.1.12 Purchasing Unit means the Petrobras Unit that executes the purchase order.

2.2 For purposes of this CONTRACT, terms that determine the delivery condition and other commercial terms used to describe the parties’ obligations shall have the meanings ascribed to them in the version in force on the date of proposal or submission of the International Rules for the Interpretation of Commercial Terms published by the International Chamber of Commerce of Paris, normally known as “INCOTERMS”.

Part 3—USE OF DOCUMENTS AND CONTRACTUAL INFORMATION

3.1 SUPPLIER may not, without the previous written consent of Petrobras, disclose any specification, plant, drawing, sample or information furnished by Petrobras or on its behalf that appears in the CONTRACT to any person or entity that is not committed with the execution of the contractual scope.

3.2 SUPPLIER must not, without the previous consent of Petrobras, make use of any document or information mentioned in item 3.1 for any purpose other than those related to the CONTRACT’s execution.

3.3 Documents mentioned in item 3.1, except for the proper CONTRACT Instrument, shall remain Petrobras’ property and, if so requested, must be returned (with all copies) upon the termination of the contractual obligations.

Part 4—INDUSTRIAL PROPERTY RIGHTS

4.1 Payment of royalties concerning trademarks and patents licensed from third parties are the exclusive SUPPLIER’S property, unless when the industrial drawings are in writing supplied by Petrobras.

4.2 SUPPLIER shall release Petrobras and shall have the sole liability for an eventual eviction resulting from third parties’ claims by virtue of violation of the patent, trademarks or industrial drawing property rights as a consequence of the Property utilization, except in the event that the Property is supplied in writing in accordance with the specifications developed and/or supplied by Petrobras.

Part 5—SUPPLIER’S OBLIGATIONS AND LIABILITIES

5.1 SUPPLIER commits itself to:

5.1.1 Supply and deliver the Property and to execute the Related Service that is the CONTRACT’S object in the form, within the term and quality that are stipulated herein and in its annexes.

5.1.2 Assume within the limitations provided in the CONTRACT full liability for the actions and omissions of its employees, suppliers, and persons directly or indirectly employed by them. No CONTRACT provision shall create a contractual relationship between any subcontractor or subsupplier and Petrobras.

5.1.3 SUPPLIER commits itself to pay to Petrobras the amount that is imposed to it by virtue of eventual subsidiary or joint eviction sentenced by the Judiciary or by the administrative competent courts in relation to the default of labor, social security, tax and fund (FGTS) obligations with respect to SUPPLIER’S employees.

5.1.3.1 Such amount shall be accrued by all the expenses incurred such as legal fees, attorney’s fees and extrajudicial costs, among others.

5.1.4 SUPPLIER commits itself to not employ in all the activities related to this CONTRACT execution infantile labor under the terms of Item XXXIII of article 7 of the Constitution of the Republic, as well as to require that the mentioned measure is adopted by the contracts entered into by the suppliers of the industrial consumption materials and/or service suppliers, under the penalty of CONTRACT termination.

5.1.4.1 SUPPLIER commits itself, whenever requested by Petrobras, to issue a written statement that it has complied or is complying with the requirement provided in the above mentioned item.

5.1.5 SUPPLIER shall carry out its manufacturing obligations strictly observing the health, safety and labor medicine standards being liable for the violations committed. It shall provide, at its own cost, and keep under perfect use individual protection equipment.

5.1.6 SUPPLIER shall submit, whenever requested by Petrobras, the documentation supporting compliance with its labor, social security and tax obligations including the FGTS (Employment Security Fund) deposits.

5.1.7 Keep Petrobras informed in accordance with its convenience of all the details of the supply that is this CONTRACT’S object and to prepare specific reports, when requested.

5.1.8 Appear, whenever it is requested, in the locations previously agreed upon between Petrobras and the SUPPLIER through its representatives duly qualified and accredited for examinations and explanations of any problem related to supply.

5.1.9 Provide reports on the development of the different phases of Property manufacture when provided in the CONTRACT.

5.1.10 Facilitate the action of the contract management and of the inspection through representatives accredited by Petrobras providing the necessary resources for its execution whenever provided in the CONTRACT.

5.1.11 Repair, at its own cost, any divergence and provide the re-work or the replacement of any PROPERTY not accepted by the Inspector based upon the CONTRACT terms and its annexes.

5.1.12 SUPPLIER’S liability for damages shall be limited to direct damages according to the Brazilian Civil Code and applicable legislation, excluding the loss of profits and consequential damages, and direct damages are limited to 100% (one hundred percent) of the adjusted contractual amount, unless otherwise provided in the CONTRACT.

5.1.12.1 Petrobras shall be entitled to the right of recourse against the SUPPLIER in the event that Petrobras is bound to repair an eventual damage caused by the SUPPLIER to third parties under the terms of the sole Paragraph of article 927 of the Civil Code, not applying in this case the limit provided in item 5.1.12, unless otherwise provided in the CONTRACT.

5.1.12.2 Without prejudice to what is provided in item 5.1.12, SUPPLIER shall be liable for the costs of additional services necessary to repair, re-work or replace the Property resulting from its fault or willful misconduct in executing the CONTRACT, and the inspection of follow-up by Petrobras does not exclude or reduce this liability, taking into account the provision of item 10.3.1.

5.1.13 Supply products in conformity with the requirements specified in the CONTRACT irrespective of the approval of documents and manufacturing inspection are held by Petrobras or by a company contracted for this purpose. In the event that products supplied are non-conforming, the immediate replacement of the same shall be arranged, and SUPPLIER shall be liable for all the costs related thereto.

5.1.14 When the Property has been manufactured using raw material supplied by Petrobras, SUPPLIER shall submit the accounting relating to the application of the raw material as defined in the CONTRACT.

5.1.14.1 The rendering of accounts shall be accompanied by a list of bills of sale relating to the raw material that was received and the finished product indicating the respective dates, weight and quantity of material per bill of sale.

5.1.14.2 Any and all remaining raw material supplied by Petrobras shall be made available for it.

Part 6—PETROBRAS’ OBLIGATIONS AND LIABILITIES

6.1 Petrobras commits itself to:

6.1.1 Make the payments established as defined in the CONTRACT.

6.1.2 Provide, within the term defined in sub-item 7.2, the Property inspection at SUPPLIER’S factory when provided in the CONTRACT, as well as all the releases for the shipment.

6.1.3 Provide the necessary import documentation, as well as the payment of port fees, customs cost and tax obligations in Brazil in the case of a Property directly acquired by Petrobras abroad.

6.1.4 Cooperate with the SUPPLIER to the extent possible and without assuming any charges, whenever so requested, in the study and interpretation of the technical documents.

6.1.5 Notify the SUPPLIER in the event of application of eventual penalties or other sanctions provided in the CONTRACT or by Law.

6.1.5.1 Relating to the events of fine due to delay of delivery provided in the CONTRACT there shall not be a previous notice.

Part 7—INSPECTIONS

7.1 The Inspection Requirements required by Petrobras shall be defined in the instrument of notice or in another corresponding document in which a submission of a supply proposal is requested.

7.2 SUPPLIER shall inform the Inspecting Body indicated in the CONTRACT at least 5 (five) business days in advance the date from which the Property shall be available to be inspected. The beginning of the inspection shall occur up to 5 (five) business days after this date. If Petrobras is not able to perform the inspection, the Inspecting Body shall inform the SUPPLIER of a new date and other contractual conditions shall remain in force.

7.2.1 If the SUPPLIER’S facilities are located abroad, the communication upon the Inspecting Body shall be made at least 10 (ten) business days in advance.

7.2.2 When SUPPLIER is a Reseller or a Distributor, the inspection shall be performed by an independent inspection company, contracted by it and previously accepted by Petrobras in order to perform the services directly at the original manufacturer of the material.

7.2.2.1 Petrobras, through the Inspecting Body appointed for the process follow-up, may formally request the Reseller or Distributor to submit a quality plan and/or test procedures defined in the CONTRACT in order to specify the events to be performed by the contracted inspection company.

7.3 Inspections may be held at the SUPPLIER’S facilities or at the facilities of its subsupplier(s), at the place of delivery or the final destination of the Property. When performed at the SUPPLIER’S or its subsupplier(s) facilities, the inspector shall be provided with all of the technical assistance necessary without any cost to Petrobras, including the access to the contractual documentation, drawings, production data and registration/certificates/quality reports.

7.3.1 When there is a continuous presence of an Inspector at the SUPPLIER’S facilities it must provide a proper place for his stay within its installations taking into account SUPPLIER’S internal regulations.

7.3.2 If the inspection is not performed due to SUPPLIER’S exclusive responsibility, or if a new inspection is necessary by virtue of Property’s rejection in a previous inspection, it shall reimburse Petrobras the costs relating to the Inspector, or his representatives, presence in its installations including the eventual costs of displacement and lodging.

7.4 In order to perform any and all inspection phases, SUPPLIER shall submit to Inspector the drawings and documents certified by Petrobras pursuant to which the Property is being manufactured and, depending on the contractual conditions, the documents and drawings must be previously approved by Petrobras or by a company that is contracted for that purpose.

7.5 If any Property that is inspected or submitted to a test does not meet the Material Requirements, Applicable Rules or Contractual Inspection Requirements, Petrobras is entitled to reject it and SUPPLIER must replace the rejected Property or perform any and all modifications necessary in order to meet such requirements without any additional cost to Petrobras and the article must be once more submitted to inspection or test.

7.6 No Property submitted to inspection may be remitted without the release in writing of the Inspector, being the SUPPLIER subject to payment of all costs resulting from this decision.

7.7 Petrobras’ right to inspect and, when necessary, reject the Property after its arrival at final destination, shall in no way be limited to or put aside by virtue of inspection, testing, and acceptance of the Property by Petrobras or its representatives, before the shipment.

7.7.1 The Property that is released at the SUPPLIER’S facilities shall be subject to verification by the Requesting Unit on the moment of its reception.

Part 8—PACKING FOR TRANSPORTATION

8.1 SUPPLIER is responsible for Property packing and/or conditioning that shall be adequate to the kind of transportation defined in the CONTRACT and meet the requirements of the specific legislation for cargo transportation especially relating to health, safety and environment.

8.2 The volumes shall be marked with permanent ink and shall contain the following words: Petrobras; acronym of the Addressee Unit; address of the Addressee Unit; number and item(s) of the material purchase order (PCM) and of the CONTRACT, as well as receive a proper visual signalization adequate to the kind of material to be transported (example: FRAGILE, DANGEROUS, RADIOACTIVE, etc).

Part 9—DELIVERY

9.1 The Property delivery must be performed by the SUPPLIER in accordance with the CONTRACT and advanced deliveries are not allowed, unless defined in the CONTRACT or upon written authorization by Petrobras to be previously requested by the SUPPLIER.

9.1.1 Advanced delivery is the delivery that is made more than 15 (fifteen) consecutive days before the contractual date of delivery.

9.2 The Property under a CONTRACT or one of its items shall be object of a sole delivery or of delivery in installments as established in said document.

9.2.1 When the delivery in installments is provided for in the CONTRACT or further requested by Petrobras, the provisions hereunder shall apply to each delivered installment. When the delivery, due to transportation convenience, is to be made in installments, it shall be considered delivered on the date relating to the last installment.

9.3 The document that makes the Property of a CONTRACT available for transportation is:

9.3.1 In the events of delivery FCA-SUPPLIER and CIP-CARRIER: The Bill of Lading (AE), which model is attached hereto as ANNEX I and that may be replaced by any other document issued by the SUPPLIER that characterizes the availability of the Property and informs all the data necessary for transportation by Petrobras.

9.3.2 In the events of delivery FCA-SHIPMENT AIRPORT and FOB-SHIPMENT PORT: The International Bill of Lading (AEI), which model is attached hereto as ANNEX II and that may be replaced by any other document issued by the SUPPLIER that characterizes the availability of the Property and informs all the data necessary for transportation by Petrobras.

9.3.3 In the event of delivery EX-WORKS: The Bill of Lading (AE) or the International Bill of Lading, the models of which are attached hereto respectively in ANNEX I and II and that may be replaced by any other document issued by the SUPPLIER that characterizes the availability of the Property and informs all the data necessary for transportation by Petrobras.

9.3.4 If the Property, due to SUPPLIER’S liability, may not be shipped on the date indicated to Petrobras, SUPPLIER shall bear all cost resulting from the idle displacement of the carrying vehicle or the unreasonable shipment delay.

9.3.5 SUPPLIER shall deliver to Petrobras Unit in charge of the CONTRACT management the AE or the AEI duly filled in, when applicable, by a counterpart of the documents below:

a)	Communication of Material Release (CLM) or material acceptance report (for a Property acquired abroad) for the Property subject to inspection;

b)	Certificate of the classifying society for the Property subject to naval classification;

c)	Emergency card or “Material Safety Data Sheet” (for the Property acquired abroad), if the Property is a controlled product (dangerous chemical product, explosive, radioactive, etc.).

d)	Requirements/Special Instructions for lashing, protection, transportation, unloading and storage of the Property, whenever necessary.

9.3.6 The Property withdrawal shall be provided by Petrobras, if it is accompanied by the documents mentioned in sub-item 9.3.5.

9.4 In the event that transportation is a SUPPLIER’S obligation, it shall ship the material with a counterpart of the documents mentioned in sub-item 9.3.5, if applicable, as well as require that the addressee registers in the bill of sale or in other document that certifies the effective delivery of the Property, its name, enrollment, office, company’s name and date of reception of the Property.

In the event of a foreign SUPPLIER it may only ship the Property with a written authorization to be previously requested to the Contract Manager.

9.5 The SUPPLIER’S liability shall cease when the Property is delivered in accordance with the INCOTERMS definitions in force, as defined in the respective CONTRACT.

9.6 The effective delivery date of the Property shall be the date defined below, in accordance with the delivery condition established in the CONTRACT:

a)	EX WORKS: date of document protocol that informs the Property availability (Bill of Lading – AE or International Bill of Lading – AEI) or of any other document issued by the SUPPLIER that characterizes the Property availability, forwarded to the person in charge of the CONTRACT management or the date estimated for the readiness of the Property mentioned in AE or in AEI, prevailing whichever is the later.

b)	FCA-SUPPLIER: date of Bill of Lading protocol (AE) or of any other document issued by the SUPPLIER that characterizes the Property availability, forwarded to the person in charge of the CONTRACT management or the date estimated for the readiness of the Property mentioned in AE, whichever is later.

c)	FCA-SHIPMENT AIRPORT and FOB-SHIPMENT PORT: date of International Bill of Lading protocol (AEI) or of any other document issued by the SUPPLIER that characterizes the Property availability, forwarded to the person in charge of the CONTRACT management or the date estimated for the readiness of the Property mentioned in AEI, whichever is later.

d)	CPT- DESTINATION AIRPORT: date of issuance of the “AIR WAYBILL – AWB”.

e)	CFR-DESTINATION PORT: date of issuance of the “BILL OF LADING”.

f)	CIP-Petrobras and CIP-THIRD PARTIES: date of issuance of the bill of transportation supplied by the Carrier.

g)	CIP-CARRIER: date of issuance of the bill of transportation supplied by the Carrier indicated by Petrobras.

h)	DDU (designated location) – the date of Property delivered at the location defined in the CONTRACT, registered in legible form in the bill of sale by the person who received the Property, who in addition to the date must register (in a legible form) in the same bill of sale his name, enrollment, the office, company’s name and the date of Property reception.

i)	DDP (designated location)—the date of Property delivered at the location defined in the CONTRACT, registered in legible form in the bill of sale by the person who received the Property, who in addition to the date must register (in a legible form) in the same bill of sale his name, enrollment, the office, company’s name and the date of Property reception.

Part 10—PROPERTY’S GUARANTEE

10.1 SUPPLIER shall guarantee the quality of the Property for a period of 12 (twelve) months after the date on which Property begins to operate or 18 (eighteen) months from the date of delivery, whichever occurs first, unless another period of time is established in the CONTRACT.

10.1.1 The guarantee period shall be interrupted on the date of notice of divergence by Petrobras, and shall resume when the Property is under perfect conditions of use.

10.2 The guarantee comprises the recovery or replacement, at the SUPPLIER’S costs, including transportation from the location where the Property was delivered up to the SUPPLIER’S facilities of any component or equipment that present a divergence of characteristics or any design errors and manufacturing defects.

10.3 If, during the guarantee period, any defects or divergences in Property’s characteristics are verified, Petrobras shall communicate this fact in writing to SUPPLIER agreeing upon the period of time to correct the defects and delete the divergences.

10.3.1 When the SUPPLIER is not able to correct the defects, Petrobras may perform the necessary repairs directly or through third parties, at the SUPPLIER’S cost, and upon its previous authorization.

Part 11—CONTRACTUAL AMENDMENTS

11.1 Petrobras may, at any time upon written agreement with the SUPPLIER, perform amendments to the CONTRACT scope in one or more of following circumstances:

a)	alteration of the quantity of any item;

b)	alteration of the project, specification or of the requirement of manufacturing inspection;

c)	alteration of the delivery condition;

d)	alteration of delivery location;

e)	alteration of the Related Service;

f)	extinction of alteration of taxes or charges incident on the contracted prices.

11.2 If any of these modifications causes a change in any of the unitary contracted prices or in the delivery schedule, SUPPLIER shall, within 30 (thirty) days upon the receipt of the modification request, submit to the CONTRACT manager the respective revisions for evaluation and approval.

11.2.1 Any and all modification of the supply scope may only be executed upon analysis and agreement between SUPPLIER and Petrobras.

11.2.2 Approval by Petrobras shall provide that SUPPLIER effects the modifications defined, and the CONTRACT shall be amended incorporating the respective modifications.

Part 12—ASSIGNMENT

12.1 SUPPLIER may not assign, in whole or in part, the CONTRACT, unless upon previous and written authorization from Petrobras.

12.2 SUPPLIER may not assign nor pledge, at any title, in whole or in part, the credits of whatever nature, resulting or arising from the CONTRACT, unless upon previous and written authorization from Petrobras. The authorization shall obligatorily state that Petrobras assigns to the assignee all the exceptions that it is entitled to, expressly mentioning that payments to assignee are subject to the compliance by the assignor of all its contractual obligations.

Part 13—TERMS

13.1 The delivery terms shall be counted in consecutive days from the date defined in the CONTRACT.

13.2 The eventual delays from subcontractors or subsuppliers shall be the exclusive responsibility of the SUPPLIER.

13.3 SUPPLIER may request for analysis by Petrobras extension of the delivery term, due to force majeure, acts of God, or fair reasons.

13.4 Notwithstanding the contractual terms adjusted, the legal effects of the CONTRACT shall continue for up to 180 (one hundred and eighty) days after its termination date.

Part 14—PAYMENTS

14.1 The Property and the Related Service acquired shall be paid by Petrobras upon their delivery, whether total or partial, 30 (thirty) consecutive days from the date of the protocol of delivery of the collecting documentations at the locations indicated in the CONTRACT.

14.1.1 Payments to suppliers shall preferably be made through the payment of securities by means of collection registered with banks that perform the electronic issuance of securities using the CNAB-240 standard (Febaban). The payments made through DOC shall be paid in D + 1. When the payment is not made by means of a Bank Form, 1 (one) day will be added to the term.

14.2 Payments shall be made based upon the contractual events pursuant to the system established in the CONTRACT.

14.3 In the event of postponement provided in the CONTRACT, SUPPLIER shall request confirmation from the Contract Manager of compliance with the corresponding contractual event and the issuance of the respective supporting document.

14.3.1 Payments of amounts concerning advancements shall be made upon the receipt submission that must obligatorily state Petrobras and SUPPLIER’S CNPJ and a legible copy of the supporting document mentioned in item 14.3.

14.3.2 When the CONTRACT sets forth advancement installments, the payment of the amount relating to the property delivery shall only be made upon the submission of evidence to Petrobras that the bills of sale corresponding to the advancement payments already made have been issued.

14.4 The bills of sale, invoices, bill and invoices, and receipts shall always indicate the numbers of the CONTRACT purchase process and its corresponding items.

14.4.1 Each collecting document must correspond to a sole and exclusive CONTRACT.

14.5 The invoice, bill of sale, bill or receipt must obligatorily mention the SUPPLIER’S bank data, the bank number, the branch and the current bank account and the name of the drawee if it is not the supplier itself.

14.6 The following documents shall be submitted for the qualification to payment at the location defined in the CONTRACT:

DOCUMENTATION	DELIVERY CONDITION
FOR PAYMENT QUALIFICATION	EX Works	FCA Supplier	CIP Carrier	CIP Petrobras	CIP Third Parties	DDP Addressee
Invoice / Bill of Sale or Invoice-Bill.	X	X	X	X	X	X

Receipted Invoice or other document issued by Petrobras attesting the effective delivery of the Property.			X	X	X	X

Bill of Lading (AE) with the Protocol of its receipt by Petrobras, or other document that characterizes the availability of the Property for transportation.	X	X	X

Evidence of Delivery of the Property to the Carrier.	X	X	X	X	X	X

Communication of Material Release (CLM), when the Property is subject to inspection.	X	X	X	X	X	X

In the events of sub-item 14.3.2, a counterpart of the supplementary Bills of Sale corresponding to amounts already paid upon receipt, if not included in the delivery invoice.	X	X	X	X	X	X

Supporting Document of the compliance with the requirements bound to payment of the event of the Property delivery (delivery of technical documentation, manuals, etc) to be obtained with the Petrobras Unit in charge of the CONTRACT management.

	X	X	X	X	X	X

14.6.1 In the delivery condition CIP-CARRIER, CIP-Petrobras or CIP-THIRD PARTIES, SUPPLIER may submit the collection documentation even if incomplete and within up to 10 (ten) consecutive days from this date submit the copy of the invoice or of other document issued by Petrobras and that attests the effective Property delivery. If this does not occur, the payment shall only be made 20 (twenty) consecutive days after the submission of said document.

14.6.2 In the event that the Requesting Unit and the Purchasing Unit are the same, the material delivery followed by the Bill of Sale will be enough for processing the payment.

14.7 The non-compliance with the requirements above mentioned shall imply the return of the collecting documentation within 5 (five) business days from the date of receipt and new counting for the payment term when it is submitted again, and in no way shall be paid any additional amount as a financial compensation.

14.8 CONTRACTS that provide for a price adjustment shall be entitled thereto, taking into consideration the Adjustment and Payment Conditions of Petrobras – CRP defined in the instrument of notice and in the CONTRACT.

PROPERTY ACQUIRED IN EXTERNAL MARKET.

14.9 For the Property payment, SUPPLIER shall provide a copy of following documents:

a)	COMMERCIAL INVOICE describing the Property, quantities, unitary price and total amount, as well as the original certificate, if applicable;

b)	B/L — BILL OF LADING or AWB-AIRWAY BILL and annexes;

c)	material acceptance report, when the Property is subject to inspection;

d)	evidence of compliance with the event to which final payment is subject (technical documentation, manuals, etc.) to be obtained with Petrobras, as the case may be;

e)	When issuing the invoice it must be stated “sold to and shipped to” specified in the CONTRACT.

14.9.1 In the event of a Property acquired from a foreign SUPPLIER with international freight of its responsibility, this shall be paid in accordance with the amounts stated in the B/L or AWB limited to the CONTRACT amount.

14.10 Petrobras may perform debts of any amounts due to be directly reimbursed in any invoice pending payment to SUPPLIER, giving notice thereof.

Part 15—PENALTIES

15.1 Except for the provisions in Part 16, TERMINATION OF THE CONTRACT, whenever it is set forth in the CONTRACT, the default fine due to default of a contractual clause by the SUPPLIER, CONTRACT termination and delay in the Property delivery shall be 0.10% (ten hundredth percent) per day on the Property amount that is the object of default, termination or delay.

15.1.1 The Property and Related Service amount on which the fine is incurred shall always be its respective adjusted price, and if applicable, accrued by the incident charges, such as: taxes, freights and rates.

15.1.2 In the event of default of contractual clause and delay in Property delivery, the total fine amount shall be limited to 10% (ten percent) of the total CONTRACT amount, adjusted as the case may be, accrued by the incident charges, such as: taxes, freights, and rates, etc., excluding the loss of profits and indirect costs, as established in the Brazilian legislation in force.

15.1.3 In the event of contract termination, the fine amount shall be limited to the total CONTRACT amount, adjusted as the case may be, excluding the incident taxes.

15.2 For the purposes of fine application, the Property that is supplied and does not comply with the CONTRACT provisions shall be considered non-delivered.

15.3 The amount of the fine applied shall be deducted from the respective Property invoice or from any other invoice that is under payment process to the SUPPLIER by Petrobras, which shall inform this decision.

15.4 The date of effective Property delivery for the purposes of fine application is as defined in sub-item 9.6.

15.5 In the event of CONTRACT termination due to reasons inherent to SUPPLIER, as described in sub-item 16.1, the period to be considered in the calculation of the fine amount shall be that comprised between the date of CONTRACT execution and the formalization of the termination.

15.6 Any SUPPLIER’S delay without being duly excused by Petrobras in the execution of its obligations shall cause the application of any of the following sanctions, besides those provided by law:

a)	execution of eventual contractual performance guarantees;

b)	fine application;

c)	CONTRACT termination due to default, and fine application;

d)	registration sanctions.

15.7 If SUPPLIER incurs delay when correcting defects and eliminating the divergences verified in the characteristics of the Property, it will be subject to the suspension, cancellation, withdrawal from the registry penalties or impossibility to contract with Petrobras.

Part 16—TERMINATION OF THE CONTRACT

16.1 Petrobras may, without prejudice of other contractual penalties, upon previous 30 (thirty) days notice to SUPPLIER terminate the CONTRACT, in whole or in part, in following circumstances:

16.1.1 The non-compliance or the irregular compliance with the contractual clauses, specifications, projects or terms.

16.1.2 The slowness to comply with the CONTRACT leading Petrobras to evidence the impossibility to complete the supply of the Property or Related Service, within the stipulated terms.

16.1.3 Unreasonable delay to begin the Property or Related Service supply.

16.1.4 Property or Related Service supply stoppage without reasonable cause and notice to Petrobras.

16.1.5 Total or partial subcontracting of the CONTRACT’S object, the SUPPLIER’S association with another, the assignment or transfer, in whole or in part, as well as the merger, split-off or incorporation, except if allowed in the bidding and in the CONTRACT.

16.1.6 The non-compliance with the regular determinations of Petrobras’ representative appointed to manage the CONTRACT’S execution, as well as those of his chiefs.

16.1.7 The repeated commitment of faults in the CONTRACT’S execution, duly annotated in proper registration.

16.1.8 Adjudication of bankruptcy.

16.1.9 Winding up of the company.

16.1.10 Amendment of the articles of association or the modification of the company’s objects or structure that prejudices the CONTRACT’S execution.

16.1.11 The occurrence of acts of God or force majeure events, regularly proven, that hinder the CONTRACT’S execution.

16.2 In the event that Petrobras terminates part of the CONTRACT, SUPPLIER shall continue to execute the non-terminated part of the same.

16.3 Petrobras may, at any time, terminate the CONTRACT upon written notice to SUPPLIER, without any compensation, if SUPPLIER is adjudicated bankrupt, wound up, or otherwise becomes insolvent, without prejudice to any other right, action or recourse that might have resulted or that may result to Petrobras’ benefit.

16.4 CONTRACT may further be cancelled by Petrobras for its convenience, upon previous notice given at least 30 (thirty) days in advance. In this case, SUPPLIER shall be paid, upon evidence of, the amount corresponding to the part already executed of the order, including the project, and the amount of material specifically dedicated to Petrobras, which order may not be cancelled by the SUPPLIER, which amounts correspond to the respective original prices, accrued by the adjustments due on the date of termination. The materials and projects that are paid by Petrobras shall become its property.

16.5 CONTRACT may further be terminated upon following conditions:

16.5.1 Reasons of public interest, high relevance and wide knowledge, duly justified and determined by Petrobras and drawn up in the proceedings to which the CONTRACT refers.

16.5.2 Suspension of its execution by written order from Petrobras, for a period of time exceeding 120 (one hundred and twenty) days, except in the case of public calamity, serious disturbance of the internal order or war.

16.5.3 Delay exceeding 90 (ninety) days for the payments due by Petrobras resulting from supply or any installment of the supply already received or executed, except in cases of public calamity, serious disturbance of the internal order or war, the contractor being entitled to suspend the compliance with its obligations until the situation is regularized.

16.6 The CONTRACT may be terminated if the suppression by Petrobras of part of the contracted object causes a modification of the initial amount beyond the amount permitted by law.

Part 17—HEALTH, SAFETY AND ENVIRONMENT – HSE

17.1 SUPPLIER is liable for the acts of its employees and their consequences resulting from the inobservance of any laws, rules or regulations of Industrial Safety, Occupational Health, and Environmental Protection in force in the country.

17.2 During the CONTRACT execution, SUPPLIER may not allege that it is not aware of the Rules and Regulations of Industrial Safety, Occupational Health and Environmental Protection in force on the date of the proposal submission even if they are not attached hereto once this information is available for consultation in each operational segment of the Company.

17.3 SUPPLIER must perform its activities in a preventive manner protecting people and Environment, taking into account and restating following sub-items:

17.3.1 SUPPLIER is responsible for, and bound to supply free of cost, the EPI to all of its employees and in accordance with the provisions established in the Regulating Norm n° 6 of the Ministry of Labor and Employment – MTE. The selection and technical specification of the EPI must be defined by the SUPPLIER by virtue of the evaluation of risks pertaining to the services performed, which must be efficient and able to guarantee the preservation of the employees’ health from the risks of the working environment in which they are developed and levels to which they may be exposed. All EPI must have the stamp of the number of the Certificate of Approval (CA) attached thereto.

17.3.2 SUPPLIER is in charge of preparing and complying with the Program of Prevention of Environmental Risks (PPRA), Program of Medical Control of the Occupational Health (PCMSO) pursuant to NR-9 of its personnel and of the personnel of its subcontractor(s).

17.3.3 SUPPLIER, if in charge of handling and transportation of dangerous material, whether directly or by means of third parties, must assure that the legal requirements and regulations applicable shall be complied with. It is hereby outlined the need to comply with the Decree 96.044 of May 18, 1988 and its regulation published in the Federal Official Gazette (DOU) of May 19, 1988, and Directive n° 204/MT of May 26, 1997 issued by the Ministry of Transportation, and Decree 4.097 of January 23, 2002.

17.3.4 The vehicles used by the SUPPLIER may only transit within the internal areas of Petrobras since they abide by the National Traffic Code. In operational segments, SUPPLIER must abide by the instructions provided in the Petrobras Emergency Control Plan.

Part 18—CORPORATE LIABILITY

18.1 To assure and demonstrate through objective evidences at any time when requested by Petrobras, the commitment to meet the premises provided in a process of Corporate Liability Management, based upon Norm SA 8000.

18.2 To comply with the applicable legislation, as well as respect the international instruments mentioned in the CONTRACT. If any non-compliance is verified, to adopt measures aimed at prompt correction.

18.3 To continuously improve the conditions of the working place so that they are even safer and healthier, not allowing situations of serious and imminent danger or that may cause damage to human health and to the environment.

18.4 To furnish all necessary information to those involved in the supply chain of the contracted products, allowing the handling and use of the same in a safe manner during its life cycle.

18.5 Not allow the practice of infantile labor, forced work or disciplinary measures such as physical, mental, psychological, hierarchic coercion, oral abuse and other non-ethical duress.

18.6 To assure the non-existence of any kind of discrimination (race, social class, nationality, color, religious, sex, sexual orientation, association to unions, political party, etc.).

18.7 To act so that its subsuppliers, partners, and subcontractors commit themselves to comply with the requirements of Norm SA 8000.

18.8 To assure the documented publication for all of its employees of the corporate liability policy adopted by the Company.

Part 19—PREVAILING LANGUAGE

19.1 The CONTRACT shall be expressed in Portuguese language, and an English version may be adopted for the purposes of its execution. In any event, the Portuguese text shall prevail, and this language must be used in all the documentation resulting from the CONTRACT that may be issued by the parties, except for the technical specifications that may be in English.

Part 20—APPLICABLE LAW AND JURISDICTION

20.1 The construction and application of the CONTRACT terms shall be in accordance with the Brazilian laws and the court of the head office of the Unit that has executed the purchase shall have jurisdiction and competence on any controversy resulting from the CONTRACT, including the execution of any arbitration, constituting the elected jurisdiction, which shall prevail over any other, even if a more privileged one.

PETRÓLEO BRASILEIRO S.A. – PETROBRAS.

CONDITIONS OF MATERIAL SUPPLY (CFM 2005).

Form of Bill of Lading – AE

ANNEX I

SUPPLIER’S STATIONERY (4 COUNTERPARTS)

TO:

PETRÓLEO BRASILEIRO S.A. – PETROBRAS.

(Address of the Purchasing Body mentioned in the Contract)

- Provisional—Definitive

Bill of Lading N°             Date:

Ref.: PCM-            AFM/AEM—

AEM—

- FCA-SUPPLIER—CIP-CARRIER.

We inform you that the material purchased under the referenced document is ready for shipment, and must be taken on         /        /        from the following address:                     , City:                     , State:                     , Contact Person:                     , Telephone:                     , Fax:             .

SUPPLY DETAILS

1 – Amount: R$                    , including IPI.

2 – Description of the Material:

3 – Material inspected and approved on         /        /            - CLM N°                     .

4 – Items supplied and quantities:

5 – Total gross weight:             (kg) and net weight:             (kg).

6 – Total number of packages:                     Numbered from                     to                     .

7 –             Boxes;             Crates;             Not Bound;             Bound.

8 – Material/Load (dimensions in mm and weight in kg, per package):

Packages measuring:	Packages measuring:	Packages measuring:

Length:	Length:	Length:

Width:	Width:	Width:

Height:	Height:	Height:

Gross weight per package:	Gross weight per package:	Gross weight per package:

Allows overlapping of packages	Allows overlapping of packages	Allows overlapping of packages

9 – Additional recommendations to Carrier (shipment time, capacity/day, previous notice for shipment schedule, requirements/special instructions for load lashing/protection, transportation, unloading, storage, etc.):

NOTE: Item 3 only refers to material subject to inspection. Attach copy of the Communication of Material Release without which its removal may not be provided.

Yours Truly,

                                                         (Signature of the supplier’s authorized representative).

PETRÓLEO BRASILEIRO S.A. – PETROBRAS.

CONDITIONS OF MATERIAL SUPPLY (CFM 2005).

ANNEX II

SUPPLIER’S STATIONERY (2 COUNTERPARTS)

TO:

PETRÓLEO BRASILEIRO S.A.—PETROBRAS.

(Address of the Purchasing Body mentioned in the Contract)

International Bill of Lading N°

Date:

Ref.: PCM-             AFM

AEM —

1	— IDENTIFICATION OF THE MATERIALS/LOAD:

ITEM AFM/AEM	QUANTITY	SHORT DESCRIPTION	TAX CLASSIFICATION	AMOUNT

2	— ESTIMATE DATE FOR LOAD READINESS: / /

3	— LOAD (DIMENSIONS IN MM AND WEIGHT IN KG, PER PACKAGE):

Packages measuring:	Packages measuring:	Packages measuring:

Length:	Length:	Length:

Width:	Width:	Width:

Height:	Height:	Height:

Gross weight per package:	Gross weight per package:	Gross weight per package:

Allows overlapping of packages	Allows overlapping of packages	Allows overlapping of packages

4	— TRANSPORTATION:

Condition of the AFM delivery:

Destination Port/Airport:

5	— SUPPLIER:

Corporate Name:

Address:

Contact Person:

Telephone Number:

Fax Number:

6	— SUPPLIER’S REPRESENTATIVE:

Corporate Name:

Contact Person:

Telephone Number:

Fax Number:

Yours Truly,

                                         (Signature of the supplier’s authorized representative).